Exhibit 99.1

POWER OF ATTORNEY

Each of the undersigned constitutes and appoints Anne G. Plimpton and Eric Orsic as the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, to sign any and all Securities and Exchange Commission statements of beneficial ownership of securities of Tremor International Ltd (the “Company”) on Schedules 13D and 13G as required under Section 13 and/or Section 16 of the Securities Exchange Act of 1934, as amended, and any amendments thereto, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the Company and any stock exchange on which any of the Company’s securities are listed, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each act and thing requisite and necessary to be done under said Sections 13 and 16, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, may lawfully do or cause to be done by virtue hereof.

A copy of this power of attorney shall be filed with the Securities and Exchange Commission.  The authorization set forth above shall continue in full force and effect until the undersigned revokes such authorization by written instructions to the attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 1st day of July, 2021.

Toscafund Asset Management LLP

By:  /s/Robert Lord

        Robert Lord, Partner